[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]


March 28, 1997


Board of Directors
Hardin Bancorp, Inc.
2nd and Elm Street
Hardin, Missouri 64035

Members of the Board:

     We hereby consent to the inclusion of our opinion as
Exhibit 5 of this Registration Statement and the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              LUSE LEHMAN GORMAN POMERENK &
                                SCHICK, P.C.


                              By:  /s/ Robert I. Lipsher
                                   ------------------------------
                                   Robert I. Lipsher

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